Equity Transfer Agreement on
70% Equity of Zhuolu Dadi Gas Co. Ltd.

This Agreement is entered by and between the Transferor, the Transferee and the Related Party of Transferor in  Beijing on the day of September 14，2010.

Transferor:
  Beijing Fengyin Xianghe Scientific Technology Co., Ltd.

Transferee:
China New Energy Investment Co.,Ltd
Authorized Representative:
ID No.:

Related Party of Transferor:
  Tang Zhixiang (ID No._ 110227195610211817)

(The Transferor, the Transferee and the Related Party of Transferor shall hereinafter be referred to individually as the "Party" and collectively as the "Parties".)

Target Company：
Zhuolu Dadi Gas Co. Ltd., (hereinafter referred to as “Zhuolu Company” or the “Target Company”), a limited company established and existing under the laws of China, with its registered address at Zhuolu County, Zhangjiakou, Hebei Province, with its legal representative of Tang Zhixiang.

Whereas:

1)
The Related Party of Transferor is the actual controller of (i) the Transferor; (ii) Target Company and its related companies listed in Annex I (List of Target Company and its related companies) and (iii) majority shareholders of Target Company and its related companies;

2)
The Transferor undertakes that after the execution of this Agreement and within 45 days after the Transferee paid the first installment payment to the Mutual Management Bank Account he will reach the target of holding 100% equity of the Target Company by purchasing the equity;

3)	The Transferee agrees that after the Transferor holding 100% equity of the Target Company, the Transferee will purchase 70% equity of the Target Company from the Transferor;
4)	Target Company and its related companies listed in Annex I intend to invest projects listed in Annex VII; and
5)
The Transferor provides the separate and consolidated financial statements (including balance sheet and income statement) of Target Company and its related companies listed in Annex I as indicated in Annex VIII. Transferor and the Related Party of Transferor represent and agree that all financial statements contained in Annex VIII are accurate and complete.

Pursuant to the Company Law of the People's Republic of China and Contract Law of the People's Republic of China and other applicable laws and regulations the Transferor, the Transferee and the Related Party of Transferor, after friendly consultations, conclude this Agreement regarding the equity transfer as follows:

1. Transferred Equity
1.1
The Transferor agrees that after the execution of this Agreement and within 45 days after the Transferee paid the first installment payment to the Mutual Management Bank Account it will reach the target of holding 100% equity of the Target Company by purchasing the equity. The Transferor agrees to sell 70% equity interest of the Target Company held by it to the Transferee.

1.2	The Transferee agrees to purchase the 70% equity interest of the Target Company from the Transferor after its holding 100% equity interest of the Target Company.
1.3
After the completion of registration in AIC for this equity transfer the Transferee will enjoy the shareholder's rights, and undertake obligations and responsibilities of shareholder in accordance with applicable China laws and the provisions of the Articles of Association of the Target Company.

2.	Principles of Transfer of Equity
2.1
The Parties agree that the respective obligations of the Transferor and the Transferee to effect the sale and purchase of the Transferred Equity and the Completion shall comply with the following principles:

(1)
that all necessary permissions, instructions, consents, licenses, approval or authorization of any governmental authority, bureau, agency or other body required in connection with the legality, validity or enforceability of the sale and purchase of the Transferred Equity have been obtained or made;

(2)	that all necessary procedures, formalities and steps and regulatory requirements relating to the sale and purchase of the Transferred Equity have been completed or complied with;
(3)	that this transfer of equity shall not result in the deprivation of operating right of urban gas pipeline project of the Target Company and its related companies listed in Annex I.

2.2
The Transferee may at any time in writing exempt the performance of any of the above principles by the Transferor, and such exempt may be made subject to such terms and conditions as determined by the Transferee.

The Parties agree that unless otherwise provided in this Agreement, the Transferee shall be entitled to terminate this Agreement unilaterally without any liability of breach of this Agreement if some or all of the principles have not been complied with before the completion of the transfer due to the Transferor. In the event of such termination by the Transferee, any installments of the purchase price previously paid shall be returned to the Transferee and the Transferee is entitled to a penalty of RMB 5,000,000.00. If the penalty can not cover the damages or losses suffered by the Transferee hereby, the Transferor shall compensate the shortfall of such losses of the Transferee. If the Transferee suffers from damages or losses hereby, the Transferor shall compensation such losses to the Transferee.

3.	Arrangement of Mutual Management Bank Account
3.1
Both the Transferee and the Transferor mutually agree that the Parties will open a mutual managed bank account with the Beneficiary of the Transferee within 3 working days after the execution of this Agreement. Any interest arise from the money deposited in the Mutual Management Bank Account shall belong to the Transferee.

In the event that pursuant to the laws and regulations or the terms and conditions of this Agreement, this Agreement shall be terminated and the Transferor was obliged to refund partial or entire payment paid by the Transferor; then release the mutual managed bank account
3.2
Both the Transferee and the Transferor mutually agree that relevant documents in connection with the terms and conditions of escrow may be made, including Supplementary Agreement for the Escrow Terms and Conditions for the First Installment.

4.	Consideration and Payment Schedule
 Both the Transferor and the Transferee agree that the consideration of 70% equity of the Target Company (hereinafter referred to as the "Consideration") shall be RMB135,000,000.00 (including tax). In any cases, the amount of the Consideration will not be adjusted. But if any party breaches this Agreement, the breaching party shall take the corresponding liabilities of breach.
4.1.1	The Consideration shall be paid in Renminbi or equivalent US Dollars (the exchange rate between RMB and USD shall be the rate upon each installment of payment) by installments.
4.1.2
Both the Transferor and the Transferee agree the value of the corresponding equity of the Target Company and its related companies listed in Annex I is included in the Consideration. After this acquisition, the Target Company shall achieve the shareholding structure listed in Annex III.

4.2	Payment Schedule

The Parties agree that the Consideration shall be paid according to the following Payment Schedule:
4.2.1	The amount of the first installment is RMB60,000,000.00.
4.2.1.1	Transferee shall make the first installment payment to the Mutual Management Bank Account within 5 working days after the execution of this Agreement.

Notwithstanding aforesaid, if the Transferee failed to pay the agreed amount to the Transferor to the Mutual Management Bank Account before the expiration day of the first installment payment, the Transferee will be in a 5 days grace period. After such grace period expired, if the transferee still failed to pay the agreed amount in accordance with this Agreement, the Transferee shall pay overdue penalties at the amount of 0.1% of the amount payable of the first installment to the Transferors per day. However, that in no event shall the penalty of the late payment of first installment payment be greater than RMB5,000,000.00 Yuan.

4.2.1.2
The Parties agree that after the satisfaction of first installment payment release preconditions, the Transferor is entitled to transfer partial or entire first installment payment from the Mutual Management Bank Account to any bank account at its sole discretion within 45 days (including the 45th day) after the first installment payment was paid to the Mutual Management Bank Account. The first installment payment release preconditions are as follows:.

(1)
Transferor owns 100% equity of the Target Company by purchasing equity and has completed the corresponding alteration of AIC registration, namely after such alteration the Transferor shall hold 100% equity of the Target Company.;

(2)
The Target Company has accomplish the equity purchase of the entire equity on the purpose of achieving the shareholding structure listed in Annex II and completed the corresponding alteration registration of AIC. In order to avoid ambiguity, the Parties agree that the consideration of the equity transfer which the Target Company purchase on the purpose of achieving the shareholding structure listed in Annex II shall be included in the Consideration of this Agreement and the Transferor shall be in charge of making relevant payment of such consideration of the equity transfer to the seller of such equity and ensure that there will not be any liability incurred by the Target Company hereby.

(3)
Transferor has transferred 70% equity of the Target Company to the Transferee and completed the alteration of AIC registration for the equity transfer of the Target Company (during which the Transferee shall provide necessary assistance), namely after such alteration the Transferee shall hold 70% equity of the Target Company. For the Board of the Target Company after such alteration of AIC registration 5 directors of shall be appointed by the Transferee and 2 shall be appointed by the Transferor. The Target Company has obtained the new Business License. The business scope of all the Target Company shall at least include the operation, management and services of urban gas pipeline when submitting to MOC for approval  and the subsidiary companies wholly-owned, controlled of Target Company listed in Annex II shall remain the same.

(4)	The Target Company has achieved the shareholding structure listed in Annex II;

(5)
Before the completion of the Transfer, Articles of Associations of the Target Company and subsidiaries wholly-owned, controlled of Target Company listed in Annex II shall satisfy that: (i) resolutions of the shareholders’ meeting with respect to decision of amending the articles of the association of the company, increasing or decreasing the registered capital, and merge, split, dissolution or alteration of the company form, shall be passed by the shareholders which represent two-thirds of the approving votes; and (ii) the Transferor or the Target Company has the right to appoint all the directors or executive director of the Target Company and subsidiaries wholly-owned, controlled of Target Company listed in Annex II. In the case when the Transferor transfer its equity of the Target Company partially or entirely, such right of director appointment shall be still be valid to the transferee of such equity, unless otherwise provided under this Agreement;

(6)
Both Transferor and the Related Party of Transferor has entered into an agreement involving all the following contents by and between all the shareholders (other than the Target Company, Transferee and Transferor) of the Target Company and Subsidiary Companies wholly-owned, controlled of Target Company listed in Annex II):

(i)
Both the Transferor and the Related Party of Transferor  undertakes that after the completion of the Transfer (A) except provided otherwise in the agreement,they will not take part in any day-to-day operation and management (including but not limited to, taking the position of director, supervisor, senior officer, etc.) of the Target Company and Subsidiary Companies wholly-owned, controlled and equity affiliates of Target Company listed in Annex II; (B) the Transferor shall have the right appoint 2 directors and the Transferee shall have the right to appoint 5 directors and (C) waive the first right of refusal (if any) to purchase any equity sold by other shareholders of any the Target Company and Subsidiary Companies wholly-owned, controlled of Target Company listed in Annex II any more. Transferor shall only have the rights to enjoy the dividends and vote for the resolution of shareholder’s meeting according to his equity proportion; and

(7)
DADI GAS undertakes in writing that from the execution day of this Agreement it will not operate any business in connection with city gas and also will not operate any business in connection with the gas construction in the area of the Target Company, any Subsidiary Companies wholly-owned, controlled of Target Company, the projects planned and the area the Transferee operate and will operate without the prior written consent of the Transferee;

(8)
The Transferor and the Target Company shall assist the Transferee to inspect and check the fixed assets of the Target Company and Subsidiary Companies wholly-owned, controlled of Target Company listed in Annex II)(If due to the reasons caused by the Transferee and which results the completion of fixed inspection and physical check could not be completed, then it deems as the Transferor has fulfilled their obligation).

(9)
The Transferor shall procure the Target Company and Subsidiary Companies wholly-owned, controlled of Target Company listed in Annex II to complete to transfer following materials to the Transferee, including but not limited to, company stamps, certificates, licenses, government permits and documents and materials of engineering, finance, human resources and business contracts of operation, no matter in writing or in electronic; and

(10)	Completion of the Transfer;

(11)
The Transferor and the Related Party of Transferor has caused all the corresponding signatory parties of the legal documents regarding to the projects planned listed in Annex VII agree that (i) the Transferor, the Related Party of Transferor and their affiliates (where applicable) is entitled to transfer all of its rights and liabilities set forth in the corresponding legal documents to the Transferee or any third party nominated by the Transferee with no additional consideration; and (ii) the transfer of rights and liabilities aforesaid shall not cause any adverse affect to its transferee on the performance of such legal documents. Simultaneously, any legal documents regarding to such rights and liabilities transfer is duly executed. In addition, the Transferor obtain the written undertaking from DADI GAS of which DADI GAS will not take part in such projects planned in any manners without the prior written consent from the Transferee; and

(12)	All Obligations of all parties set forth in Supplementary Agreement for the Escrow Terms and Conditions for the First Installment have fully performance, there is no any breach for all parties.

The Transferor shall submit original certificate or documents on satisfaction of above conditions after obtainment. After the Transferee has received all the certificates and documents, the Transferee shall issue a written confirmation immediately. The day on which such written confirmation is issued is the satisfaction day of the first installment payment release preconditions. Notwithstanding aforesaid, the Transferee shall not refuse to issue the written confirmation unreasonably when such certificates and documents submitted by the Transferor are true, necessary and sufficient. Above-mentioned first installment payment release preconditions shall be satisfied or fulfilled within 45 days after the Transferee paid the first installment payment to the Mutual Management Bank Account. In the event that the Transferor failed to satisfy all the first installment payment release preconditions prior to the expiry of such time limit and the Transferor submit a list in writing on the completion situation of the preconditions (including all the completed items and uncompleted items) on the expiration day of such time limit. the Transferee agreed to provide a remedy period for the Transferor, the preliminary remedy period are 15 days . During such preliminary remedy period, the Transferor does not need to pay any penalty for its failure on satisfaction of all the first installment payment release preconditions. In the event that the Transferor failed to satisfy all the first installment payment release preconditions prior to the expiry of such preliminary remedy period, the Transferor is entitled to submit a written application on the extension of the remedy period of which the Transferor shall state the reasons of its failure to satisfy all the first installment payment release preconditions. The Transferee is entitled to decide whether such reasons are reasonable or not. If not reasonable or the Transferor does not submit such extension application, the remedy period will be expired on the expiration day of the preliminary remedy perod; if reasonable, the Transferee may provide a 15 days extension of the remedy period (extension remedy period) for the Transferor, The remedy perod will be expired on the expiration day of the extension remedy period. During such extension remedy period, the Transferor need to pay 0.1% of the first payment per day as the penalty to the Transferee until the Transferor satisfy all the first installment payment release preconditions，but in case that the Transferor fails to satisfy all the first installment payment release preconditions due to the liability of the Transferee, such penalty shall not apply. In the event the Transferor is not able to satisfy all the first installment payment release preconditions prior the expiry of remedy period, the Transferee is entitled to take any of the following action (except due to the liability of the Transferee ):

i.
to terminate this Agreement, have the first installment payment which has been paid to the Mutual Management Bank Account returned and require the Transferor to pay the Transferee RMB5,000,000.00Yuan as penalty.

ii.
to delay the issuance of the written confirmation of the first installment payment release preconditions until all the items are satisfied and require the Transferor to pay the Transferee no less than RMB 5,000,000.00Yuan as penalty.

iii.
to be entitled to deduct the corresponding amount of the first installment payment according to how the first installment payment release preconditions are satisfied at its sole discretion. In the event that there are 2 or more than 2 deduction situation occurs, all the deduction situations will be applied.

iv.
Notwithstanding aforesaid, when the Transferee exercise its right set forth in item (i) to (iii) above-mentioned, the Transferee is entitled to decide at its sole discretion to waive any of its rights partially or entirely.

Notwithstanding the foregoing provided, if the Transferor intends to borrow some of the first installment in the Mutual Management Bank Account, subject to the satisfaction Supplementary Agreement for the Escrow Terms and Conditions for the First Installment it is entitled to use 50% of frist installment and the Transferee shall coordinate with it.
4.2.2
The amount of the second installment is RMB65,000,000.00. After the satisfaction of the following payment preconditions, the Transferee shall make the second installment payment to the Transferor within 90 days (including the 90th day) after the Transferee released the first installment payment, provided, however, that the extension and grace period set forth later in this section shall apply:

(1)   In the case that the Target Company holds less than 70% equity of any subsidiary companies wholly-owned, controlled, equity affiliates of Target Company listed in Annex II, the balance portion of the equity between the current shareholding percentage and 70% has been transferred to the Target Company from one or more than one non Target Company shareholder. Such equity transfer of the balance portion shall be caused successfully by the Transferor and/or the Related Party of Transferor. The corresponding alteration of AIC registration (the Transferee and the Target Company shall provide the necessary assistance during the procedure) shall be completed as well, namely, after the alteration of AIC registration, the Target Company holds 70% equity of such company. For example, the Target Company holds 60% equity of Chengde Dadi Gas Ltd., Co. (hereinafter call “Chengde Company”) currently. The balance portion of equity is 10% equity of Chengde Company. 10% equity of Chengde Company has been transferred to the Target Company from one or more than one non Target Company shareholder. Such equity transfer of 10% equity of Chengde Company shall be caused successfully by the Transferor and/or the Related Party of Transferor. The corresponding alteration of AIC registration (the Transferee and the Target Company shall provide the necessary assistance during the procedure) shall be completed as well, namely, after the alteration of AIC registration, the Target Company holds 70% equity of Chengde Company.
(2)   The Target Company has achieved the shareholding structure listed in Annex III. The business scope of all the subsidiary companies wholly-owned, controlled of Target Company listed in Annex III shall remain the same.; and
(3)   All the materials submitted from the Transferor to the Transferee on the Delivery of the transfer are true, accurate and sufficient and necessary and complete;.

The Transferor shall submit original certificates or documents on satisfaction of above conditions after obtained. After the Transferee has received all the certificates and documents, the Transferee shall issue a written confirmation immediately. The day on which such written confirmation is issued is the satisfaction day of such payment precondition. Notwithstanding aforesaid, the Transferee shall issue the written confirmation when such certificates and documents submitted by the Transferor are true, necessary and sufficient.  Above-mentioned payment preconditions shall be satisfied or fulfilled within 180 days after the Transferee release the first installment payment. In the event that the Transferor failed to satisfy all the second installment payment preconditions prior to the expiry of such time limit and the Transferor submit a list in writing on the completion situation of the preconditions (including all the completed items and uncompleted items) on the expiration day of such time limit,, the Transferee agreed to provide a remedy period for the Transferor, the preliminary remedy period are 15 days. During such preliminary remedy period, the Transferor does not need to pay any penalty for its failure on satisfaction of all the second installment payment preconditions. In the event that the Transferor failed to satisfy all the second installment payment preconditions prior to the expiry of such preliminary remedy period, the Transferor is entitled to submit a written application on the extension of the remedy period of which the Transferor shall state the reasons of its failure to satisfy all the second installment payment preconditions. The Transferee is entitled to decide whether such reasons are reasonable or not. If not reasonable or the Transferor does not submit such extension application, the remedy period will be expired on the expiration day of the preliminary remedy period; if reasonable, the Transferee may provide a 15 days extension of the remedy period (extension remedy period) for the Transferor, The remedy period will be expired on the expiration day of the extension remedy period. During such extension remedy period, the Transferor need to pay 0.1% of the second payment per day as the penalty to the Transferee until the Transferor satisfy all the second installment payment preconditions，but in case that the Transferor fails to satisfy all the second installment payment release preconditions due to the liability of the Transferee, such penalty shall not apply. In the event the Transferor is not able to satisfy all the second installment payment preconditions prior the expiry of remedy period, the Transferee is entitled to take any of the following action (except due to the liability of the Transferee ):

i.
to terminate this Agreement, have the first installment payment which has been paid to the Mutual Management Bank Account returned and require the Transferor to pay the Transferee RMB5,000,000.00 Yuan as penalty.

ii.
to delay the issuance of the written confirmation of the second installment payment release preconditions until all the items are satisfied and require the Transferor to pay the Transferee no less than RMB5,000,000.00Yuan as penalty.

iii.
to be entitled to deduct the corresponding amount of the second installment payment according to how the second installment payment release preconditions are satisfied at its sole discretion. In the event that there are 2 or more than 2 deduction situation occurs, all the deduction situations will be applied.

iv.
Notwithstanding aforesaid, when the Transferee exercise its right set forth in item (i) to (iii) above-mentioned, the Transferee is entitled to decide at its sole discretion to waive any of its rights partially or entirely.

Notwithstanding aforesaid, after the expiration day of the second installment payment, the Transferor confirm that the Transferee is entitle to have a extension of 90 days without any penalty. After such extension if the Transferee failed to pay the agreed amount to the Transferor after such extention, the Transferee will be in a 45 days grace period. After such grace period expired, if the transferee still failed to pay the agreed amount in accordance with this Agreement, the Transferee shall pay overdue penalties at the amount of 0.1% of the amount payable of the second installment to the Transferors per day. However, that in no event shall the penalty of the late payment of second installment payment be greater than RMB 5,000,000.00Yuan.

4.2.3
The amount of the third installment is RMB10,000,000.00. For the purpose of smoothly transition and stable operating of the Target Company, the third installment shall be considered as the reserved payment of this transaction and will be paid to the Transferor within 180 days (including the 180th day) after the Transferee paid the second installment payment under the condition that the Transferor are free of any liabilities of breach or compensation.

4.2.4	Notwithstanding aforesaid, both the Transferor and the Transferee agreed that:
(i)
Notwithstanding aforesaid, if the Transferee failed to pay the agreed amount to the Transferor in the mutual management bank account before the expiration day of the third installment payment, the Transferee will be in a 45 days grace period. After such grace period expired, if the transferee still failed to pay the agreed amount in accordance with this Agreement, the Transferee shall pay overdue penalties at the amount of 0.1% of the amount payable of the third installment to the Transferors per day. However, that in no event shall the penalty of the late payment of third installment payment be greater than RMB 500,000.00 Yuan.

(ii)
The third installment payment shall be paid by the Transferee to a mutual management bank account opened under the name of the Transferor. Within 3 years after the completion of the Transfer, in the event that the Transferor breaches any provisions of this Agreement, the Transferee is entitled to require to transfer the penalty in such mutual management bank account to the bank account appointed by the Transferee. If it is not sufficient, the Transferor shall pay the outstanding penalty to the Transferee immediately. In the event that the Transferor does not breach this Agreement or has already completed the remedy (including but not limited to payment of the penalty of breaching) of its breach of this Agreement, the Transferee shall withdraw its management of such mutual management bank account after the expiration of such period of 3 years. If this provision is conflict with PRC rules and regulations，PRC rules and regulations shall prevail.

4.3
Notwithstanding the provisions on the payment period of Article 4.2.1 and Article 4.2.2, in the event there is less than 10 working days between a satisfaction day of payment preconditions and the corresponding expiration day of payment, the 10the working day after such satisfaction day of payment shall be deemed as the expiration day of such payment.

4.4
The Transferor agree that when the Transferee makes payment to the Transferor, the Transferee is entitled to deduct any of the remaining payables confirmed by the parties (if any) owed by the Transferor on its own discretion without any prior consent of the Transferor.

4.5
The Transferee agrees that, except as otherwise provided in this Agreement, when making the payment of the consideration to the Transferor, the Transferee will make the payment to the bank account instructed by the Transferor. The Transferor agrees that, such payment following the Transferor’s payment instruction shall be considered as the payment to the Transferor.

5.	Business Operation before the Completion
5.1
Both the Transferor and the Related Party of Transferor undertakes jointly and severally that theTarget Company and its related companies listed in Annex I and the shareholder’s meeting and the board of directors meeting of each company will procure that the business of each company respectively will be operated in a normal and prudent basis and in the ordinary course of day-to-day operations and, will not do or omit to do (or allow to be done) or to be omitted to be done any act or thing (in either case whether or not in the ordinary course of day-to-day operations) which is material and in particular (but without limiting the generality of the foregoing) the Transferor will procure that the Target Company and its related companies listed in Annex I shall NOT prior to Completion, without the prior written consent of the Transferee:

(1)
issue or agree to issue any shares or loan capitals, or; offer or agree to offer or withdraw any option of purchase, or; amend any existing terms concerning the acquisition or subscription of the option or right of any shares or loan capital;

(2)	make a loan or raise money;
(3)	terminate any Agreements, arrangements or Agreements of great value, or; waive any rights of material value;
(4)
create or permit to arise any mortgage, charge, lien, pledge, other form of security or encumbrance of equity of whatsoever nature, whether similar to the foregoing or not, on or in respect of any part of its undertaking, property or assets other than liens arising by operation of law in amounts which are not material;

(5)	give any guarantee, indemnity, surety or security to any third party;
(6)	dispose or agree to dispose of or acquire or agree to acquire any material asset;
(7)	dispose of the ownership, possession, custody or control of any corporate or other books or records;

(8)
other than in the ordinary and usual course of its business, compromise, settle, release, discharge or compound any material civil, criminal, arbitration or other proceedings or any material liability, claim, action, demand or dispute or waive any right in relation to any of the foregoing;

(9)	other than in the ordinary course of its business, release compromise or write off any material amount recorded in the books of account of the company as owing by any debtors of the company;
(10)	let or agree to let the company to transfer the possession or ownership of the whole or any part of the Property, or take on lease or assume possession of any real property;
(11)	terminate any or allow to lapse any material insurance policy now in effect or defaulting under any provision thereof;
(12)	Cause any employees to terminate their employment;
(13)	Materially change the terms of any existing employment arrangements;
(14)	Make any payments to the shareholders; or
(15)
Conduct any behaviors which will cause any change or effect which, individually or in the aggregate with all other such changes and effects, is materially adverse to the business or to the condition (financial or otherwise), assets, operations, financial condition, results of operations or prospects of the company, taken as a whole, or that would materially and adversely effect the ability of the company to conduct its business as regularly conducted.

6.	Matters prior to Completion
6.1
Both the Transferor and the Related Party of Transferor jointly and severally confirms that, in order to enhance the work efficiency of the transaction, within 7 days after the execution of this Agreement, the Parties will designate personnel to form a transfer preparing working team respectively. The Parties shall coordinate to cause the working team perform its duty. The main duty of the working team includes: (1) coordinating and assisting the Transferee to complete the Delivery of the transfer; (2) ensuring the normal day-to-day operation of Target Company and Subsidiary Companies wholly-owned, controlled, equity affiliates of Target Company listed in Annex II before the delivery of transfer; (3) any other responsibilities agreed by the Parties.

6.2	To ensure the steady handover, the Parties mutually agree to make the corresponding arrangement for the work during the period from the execution of this Agreement to Completion.
6.3
The transfer preparing working team shall provide a list for the documents for the Transfer to the Target Company and Subsidiary Companies wholly-owned, controlled, equity affiliates of Target Company listed in Annex II and prepare all documents for the Transfer mentioned in Section 7.4.

7.	Completion of the Transfer
7.1
The Parties agree that after all preparation work for the Transfer has been set forth in Section 6.3 of this Agreement has been completed they will establish a “transfer team” ("Transfer Team") jointly to deliver the Target Company (including the Target Company and subsidiary companies wholly-owned, controlled of Target Company listed in Annex II) within 3 working days. The day when Transfer Team is established is the Commencement Day of Handover.

7.2
The Transferor shall prepare a list of transfer for the Transfer Team. The list shall show all the assets, corporate books required by the law, account books, documents, agreements, and contracts and so on of the Target Company and subsidiary companies wholly-owned, controlled of Target Company listed in Annex II.

7.3
If the Transferor provide reports or data of the Target Company and subsidiary companies wholly-owned, controlled of Target Company listed in Annex II which are materially different from actual facts, the Transferor shall be considered as in breach of this Agreement, the Transferee is entitled to terminate this Agreement (whereupon Transferor will be entitled to a refund of the purchase price paid by the Transferor) and require the Transferor to compensate relevant damages and losses. The Transferee is entitled to decide to waive such rights partially or entirely at its sole discretion.

7.4	To facilitate the Completion of the Transfer, the Transferor shall submit the following documents to the Transferee:
(1)
Permits and approvals in writing for the alteration registration of equity transfer of the Target Company and subsidiary companies wholly-owned, controlled of Target Company listed in Annex II (if any) from Committees of Foreign Trade and Economic Cooperation and AIC;

(2)	Certificates of ownership of the Transferred Equity (including register of shareholders of the Target Company and subsidiary companies wholly-owned, controlled of Target Company listed in Annex II);
(3)
Certificates or documents which proves that the Target Company and subsidiary companies wholly-owned, controlled of Target Company listed in Annex II have legally and validly owned the operation right of gas pipeline, the qualification of gas operation and the charging right of gas. The certificates or documents include but not limited to the agreement of operation right of gas pipeline entered into by and between the local government or authority of the local government, administrative permit of the qualification of gas enterprise, certificate of gas charging.

(4)
The true, necessary and sufficient certificates or documents which proves that the Transferor has transferred all trademark, patent, know-how and other intangible asset right (if any) which is owned by third party but currently using by the Target Company and subsidiary companies wholly-owned, controlled of Target Company listed in Annex II from the owner to the Target Company.

(5)
Letters of resignation from all the current directors, supervisors of the Target Company and subsidiary companies wholly-owned, controlled of Target Company listed in Annex II, in which confirm that none of them have involved corresponding Target Company or subsidiary companies wholly-owned, controlled of Target Company listed in Annex II respectively in any claims (no matter on the basis of the compensation for resignation or any other reasons). The resignation shall be effective upon the delivery day;

(6)
Confirmation letters of senior management of the Target Company and subsidiary companies wholly-owned, controlled of Target Company listed in Annex II to confirm that none of the them have claims against the corresponding Target Company and subsidiary companies wholly-owned, controlled of Target Company listed in  Annex II respectively (no matter on the basis of the compensation for resignation or any other reasons);

(7)	Certificates that prove property right alteration registration procedures concerning the selling and purchasing of Transferred Equity have been duly completed;
(8)
Certificates that prove the authorization orders of existing bank accounts of all the Target Company and subsidiary companies wholly-owned, controlled of Target Company listed in Annex II have been rendered void and new authorization orders have been issued to personnel appointed by the Transferee;

(9)	Certificates of ownership of the assets of all the Target Company and subsidiary companies wholly-owned, controlled of Target Company listed in Annex II; and
(10)
Certificates issued by the banks of the Target Company and subsidiary companies wholly-owned, controlled of Target Company listed in Annex II stating the amount of the debit or credit of such accounts at close of business on the day of Completion of the Transfer.

(11)
In the circumstance that the Target Company and subsidiary companies wholly-owned, controlled of Target Company listed in Annex II do not have any instance where the situations set forth in item (1) - (10) are not applicable, the Transferor shall make statements as to the non-applicability of the item and shall guarantee in writing, and furthermore the Transferor shall undertake if there is any untrue and inaccurate in statement which cause the Transferee suffer damages hereof that the Transferor shall assume the responsibility of compensation.

(12)	Any other document or approval necessary to the completion fo the transfer of equity to the Transferee.
7.5
The Parties agree that the transfer shall be deemed to be completed on the day when the alteration registration of this Transfer in AIC and also the Transferee confirms that all works of delivery has completed and the Transferor have fulfilled its obligations under Section 7.4 and issues a written confirmation. Such day is the satisfaction day of Completion of the Transfer. Notwithstanding aforesaid, the Transferee shall not refuse to issue the written confirmation unreasonably when such certificates and documents submitted by the Transferor are true, necessary and sufficient.

7.6
Both the Transferor and the Related Party of Transferor jointly and severally undertake and warrant that the net assets value of each Target Company and its related companies of the satisfaction day of Completion of the Transfer shall not be lower than its net assets value of December 31, 2009 which was confirmed by the Transferee. Otherwise, the Transferor shall submit a explanation on why the net assets value drops in writing. The Transferee is entitled to decide whether such explanation from the Transferor is reasonable or not at its sole discretion. If the Transferee decides that such explanation is not reasonable, the Transferee is entitled to deduct the Consideration accordingly.

8.	Undertakings and Warranties
8.1	Both the Transferor and the Related Party of Transferor jointly and severally undertake and warrant that on the execution day of this Agreement:
8.1.1
The Transferor shall increase its equity holding of in the shortest duration at its best effort to reach the target of holding no less than 70% equity of the Target Company by purchasing the equity interest. After the completion of such equity purchase, the Transferor shall legally own 70% of the equity of the Target Company. Should any third Party claim any ownership or other interest in the aforesaid equity, the Transferor shall assume full responsibility and shall be liable to compensate the Transferee for any loss incurred hereof.

8.1.2	Upon execution by the Parties, this Agreement will be binding upon the Transferor and the Related Party of the Transferor.
8.1.3
The Transferor and the Related Party of the Transferor will negotiate with the Transferee on matters concerning equity transfer not mentioned herein in accordance with PRC laws and regulations and relevant policies.

8.1.4	Both the Transferor and the Related Party of Transferor jointly and severally acknowledges that the Transferee is entering into this Agreement in reliance upon the accuracy of each of the Warranties.
8.1.5
Both the Transferor and the Related Party of Transferor jointly and severally undertakes that upon the execution of the Agreement, it will terminate any negotiation in connection with the equity transfer of the Target Company with any third Party except the Transferee and it will not carry out new negotiations in connection with the equity transfer of the Target Company with any third Party except the Transferee.

8.1.6	The above-mentioned undertakings and warranties are made as of the execution day of the Agreement and shall survive after the Completion Day of the Agreement.
8.2	Both the Transferor and the Related Party of Transferor jointly and severally undertake and warrant that:
8.2.1      The Transferor and Related Party of the Transferor shall cause the Target Company to set up a wholly-owned enterprise subsidiary – Zhuolu Dadi Municipal Engineering Construction Technology Service Ltd. Co.. Simultaneously, Zhuolu Dadi Municipal Engineering Construction Technology Service Ltd. Co. satisfies all the following conditions:
8.2.1.1
    Before October 15,2010 , owns all the receivable and payables, operation contracts and assets (including but not limited fixed assets) which are (A) booked in the financial statement upon December 31, 2009 confirmed by the Transferee of Shijiazhuang Branch of Beijing Dadi Gas Engineering Co., Ltd., Yanqing Branch of Beijing Dadi Gas Engineering Co., Ltd., Baigou Branch of Beijing Dadi Gas Engineering Co., Ltd., Xian County Branch of Beijing Dadi Gas Engineering Co., Ltd., Huahua Port Branch of Beijing Dadi Gas Engineering Co., Ltd., Zhuolu Branch of Beijing Dadi Gas Engineering Co., Ltd. and Chengde Branch of Beijing Dadi Gas Engineering Co., Ltd..; and (B) occurred during the period from January 1, 2010 to the satisfaction day of Completion of the Transfer, instead of such branches respectively; and

8.2.1.2	Apart from the credits and debts, operation contracts and assets (including but not limited fixed assets) set forth in item 8.1.2.2 aforesaid, does not own any other debts or potential debts;
8.2.2
The Transferred Equity shall not subject to any restriction under any laws and agreements beyond the ones stipulated expressly in this Agreement. Should any third Party produce effective evidence that the transfer by the Transferor is subject to any restriction under any laws and agreements, the Transferor shall assume full responsibility and shall be liable to compensate the Transferee for any loss incurred hereof.

8.2.3
Upon the performance of this Agreement, the Transferred Equity purchased by the Transferee and its subsidiary rights and interests or those to be generated from the equity are free of any rights and interests of any third Party.

8.2.4	Target Company and its related companies listed in Annex I are established and legally existing under the laws of China.

8.2.5
Target Company and its related companies listed in Annex I own and have acquired all the effective authorization letters, licenses, approvals and permits to manage existing assets and carry out all the business operations (specified in Annex IV " The production and operation information of Target Company and its Related Companies"). The above-mentioned authorization letters, licenses, approvals and permits have been registered and recorded in relevant authorities in accordance with applicable laws and regulations. The Transferor shall explain for any exceptional case (if has) in advance and ensure to settle such case.

8.2.6
Target Company and its related companies listed in Annex I have legally and validly owned the operation right of gas pipeline, the qualification of gas operation and the charging right of gas. The certificates or documents include but not limited to the agreement of operation right of gas pipeline entered into by and between the local government or authority of the local government, administrative permit of the qualification of gas enterprise, certificate of gas charging. The Transferor shall explain for any exceptional case (if has) in advance and ensure to settle such case.

8.2.7
Target Company and its related companies listed in Annex I have completed the corresponding comprehensive acceptance inspection for the vaporizing station and completed pipeline (including but not limited to examination and filing procedures of Construction Bureau, Quality Supervision Bureau, Environmental Protection Bureau and Security Supervision Bureau) and obtain the acceptance inspection report for relevant authorities. The Transferor shall explain for any exceptional case (if has) in advance and ensure to settle such case;

8.2.8
Except disclosure to the Transferee in writing, the assets of the Target Company and its related companies listed in Annex I are free of any guarantees or any right of third Party or any other limitations that might have adverse affect to the execution of rights concerning the above-mentioned assets or interests values. As of the execution day of the Agreement, nobody has executed or claimed to execute any rights that might have significantly adverse affect the conditions of the transferred assets, or raised any disputes directly or indirectly involving the transferred assets.

8.2.9
Except disclosure to the Transferee in writing, there exists no litigation, arbitration or administrative procedures involving any relevant enterprises or its Target Company and its related companies listed in Annex I.

8.2.10
Except explicit disclosure in Annex VI   Obligations Transfer List, the assets of the Target Company and its related companies listed in Annex I are free of any other loans to be paid or debts of any forms. Contingent liabilities or other liabilities of the Target Company and subsidiary companies wholly-owned, controlled of Target Company listed in Annex II before the completion which the Transferor HAS not disclosed in Annex VI (Obligations transfer list) of this Agreement shall be assumed by the Transferor and the Related Party of Transferor jointly and severally. If the corresponding Target Company or subsidiary companies wholly-owned, controlled of Target Company assumes or pays such liabilities in advance, the Transferor shall reinburse all the payments to the corresponding Target Company or subsidiary companies wholly-owned, controlled, equity affiliates of the Target Company within 5 working days after the occurrence of the payment.Further more, all intercompany accounts payable among or between subsidiaries of the Target Company and Subsidiary Companies wholly-owned, controlled of Target Company listed in Annex II and the affiliates of the Transferor and Related Party of Transferor were incurred in the ordinary course of each respective subsidiary’s business with the exception of those listed in Annex VI   Obligations Transfer List which shall be paid by the Transferor.

8.2.11
There is no written notice, nor is the Transferor or the Related Party fo Transferor aware of the treat of any notice from creditors that will cause a mandatory disposal of assets of the Target Company and its related companies listed in Annex I.

8.2.12
as far as the Transferor’s knowledge (refer to the Transferor knows, or should know from making a diligent examination), no material adverse affect occurs or might occur on the basis of reasonable judgment to the existing business, finance or operation on the Target Company and its related companies listed in Annex I.

8.2.13	The Assets Confirmation List (specified in Annex V) of the Target Company and its related companies listed in Annex I provided by Transferor to Transferee is true, accurate and complete.
8.2.14
On the day of December 31, 2009,the Target Company and its related companies listed in Annex I have effective and tradable ownership for all the fixed assets stipulated in Assets Confirmation List, including but not limited to all the machines, constructions, on-going projects, gas pipeline, land and other fixed and current assets. Moreover, the Target Company will still have effective and tradable ownership in the above-mentioned assets and all the acquired assets upon the date of the Completion of the Transfer.

8.2.15
Major assets in operation of the Target Company and its related companies listed in Annex I shall be in good condition and comply with normal standards of gas industry after periodical and proper maintenance.

8.2.16
The operations (including but not limited to the operation of business involved in the business scope, financial, taxation, environment protection, labor and human resources, security manufaction, etc )of the Target Company and its related companies listed in Annex I have never gone against rules and regulations of China , never received any written notice from relevant management or public service department that indicates authorizations, licenses, approvals and permits awarded to the Target Company before have been revoked due to its delinquent behaviors and the revocation of the above-mentioned documents, compliance with relevant regulations or remedial measures adopted have made material adverse affects to the business operation of the Target Company and subsidiary companies wholly-owned, controlled of Target Company. Before the satisfaction day of Completion of the Transfer, none of the Target Company and Subsidiary Companies wholly-owned, controlled of Target Company listed in Annex II has any disputes or infringement of the legal interest of their employees respectively.

8.2.17
All the employees who has the employment relationship with the Target Company and Subsidiary Companies wholly-owned, controlled of Target Company listed in Annex II have no dispute or claim against the corresponding Target Company and subsidiary companies wholly-owned, controlled of Target Company listed in  Annex II respectively (no matter on the basis of whatever reasons)，otherwise the Transferor shall assume full responsibility and shall be liable to compensate the Transferee for any loss incurred hereof;

8.2.18	The Obligations Transfer List (please refer to Annex VI) of the Target Company and its related companies listed in Annex I provided by Transferor to Transferee is true, accurate and complete.
8.2.19	Before the delivery day, all the debts owed by the Target Company and its related companies listed in Annex I have been shown in the Debt Transfer List (specified in Annex VI).
8.2.20
Except for debts shown in the Debt Transfer List (please refer to Annex VI), there is no other debt owed by the Target Company and its related companies listed in Annex I before the Date of Completion.

8.2.21
If the Transferee has reasonable grounds to believe that a breach of any of the Warranties has occurred then the Transferor and the Related Party of the Transferor shall ensure that for a period of three (3) years after the date of Completion the Transferee and its advisers and representatives shall be given all facilities which they may reasonably request and in particular shall allow them full access to all accounting and other records of the Transferor in order that they might ascertain whether a breach of the Warranties has occurred.

8.2.22
Both the Transferor and the Related Party of Transferor jointly and severally undertakes that all the shareholders of Target Company and its related companies listed in Annex I other than Transferor or the Target Company (hereinafter referred to as "Non-Transferor Shareholders") shall completely cooperate with Transferor and obey the instructions of Transferor on the matters of this transaction (including but not limited to, waiver of right of first refusal, etc.), do not hold any substantive rights to control any Target Company and Subsidiary Companies wholly-owned, controlled of Target Company; to control or dispose of any assets or take action on behalf of any Target Company and Subsidiary Companies wholly-owned, controlled of Target Company; or to acquire a greater interest in any Target Company and Subsidiary Companies wholly-owned, controlled of Target Company with more preferred condition than Transferee. Further more; Non-Transferor Shareholders shall not cause any obstacles to the transaction and the transfer of equity will not trigger any additional rights for Non-Transferor shareholders that they do not currently possess.;

8.2.23	The above-mentioned undertakings and warranties are made as of the Completion Day of the Transfer and shall survive after the Completion Day of the Transfer.
8.3	Both the Transferor and the Related Party of Transferor jointly and severally undertake and warrant that after the completion of the Transfer:
8.3.1
The books and records and personal with the knowledge necessary to complete the audit of the Target Company and the subsidiaries companies wholly-owned, controlled of Target Company listed in Annex II which audit is under US GAAP, are currently available to the Transferee and such materials and information shall remain available until the completion of the audit;

8.3.2
The Transferor and the Related Party of Transferor shall endeavor  to give their reasonable efforts to assist the Transferee to cause the non-transferor shareholders of the Target Company and, subsidiaries companies wholly-owned, controlled of Target Company listed in Annex II to execute the template of joint venture agreement provided by the Transferor.

8.3.3
The Transferor and Related Party of the Transferor shall cause DADI GAS to cancel the registration of all the branches of DADI GAS mentioned in Section 8.2.1.1 immediately upon receiving the writing notice of request for such cancellation.

8.3.4
Both the Transferor and the Related Party of Transferor jointly and severally undertakes that during the operation term of the Target Company and subsidiary companies wholly-owned, controlled, equity affiliates of Target Company, all the brand name which is currently using by the Target Company and its related companies listed in Annex I shall be continuously used for free until the company cancels its registration in AIC.

8.3.5
Both the Transferor and the Related Party of Transferor jointly and severally undertakes, after the completion of the Transfer of equity, in the period that the Transferor still holds any equity of the Target Company and its related companies listed in Annex I and within 3 years after the Transferor does not hold such equity any more, the Transferor, the Related Party of the Transferor and the companies controlled by them shall NOT conduct the business of urban gas and NOT operate any business in connection with the gas construction in the area of the Target Company, any Subsidiary Companies wholly-owned, controlled of Target Company and projects planned and the area the Transferee operate and will operate, or hold any post in any company conducting the business of urban gas, or take any measures to affect any potential projects of Target Company and its related companies (including but not limited to any projects planned listed in Annex VII)..

8.3.6
Without the prior written consent of the Transferee, neither the Transferor nor the Related Party of Transferor or their affiliates shall not hire any employee who has the employment relationship with any of the Target Company and its related companies listed in Annex I on the execution day of this Agreement.

8.4
With regard to companies related the exceptional case which the Transferor point out subject to Section 8.2.7, the Transferor and Related Party of the Transferor undertakes that prior to the second installment they will make their best effort to assist such companies to obtain all necessary qualifications and certifications for the Target Company and its related companies conducting business in their locality. However, for Chengde Dadi Gas Ltd., Co. and Baigou Dadi Gas Ltd. Co. the Transferor may remedy the entire certificates within a certain period with the prior consent of the Transferee. If the Transferor and Related Party of the Transferor refuses to perform such assistant obligation, they will assume the liability set forth in Section 9.7.

8.5	The Transferee undertakes and warrants that:
8.5.1	The Transferee is a legal entity established and legally existing under the laws of P.R.C..
8.5.2	The Transferee will negotiate with the Transferor on matters concerning equity transfer not mentioned herein in accordance with PRC laws and regulations and relevant policies.

8.5.3
The Transferee shall be responsible for the above mentioned undertakings and warranties. If the Transferor have fulfilled its obligations under the Agreement, the Transferee shall also bear relevant obligations and pay Consideration to the Transferor as stipulated in this Agreement.

8.5.4
The Transferee undertakes that the Transferee may consider offering, but shall have no obligation to offer the Related Party of the Transferor a proper position in Transferee upon the request of Related Party of Transferor. And for purpose successful delivery and smoothly transition the Transferee may consider offering the Senior Management of the Target Company , but shall have no obligation to offer, a proper position in Transferee.

9.	Liability for breach of the Agreement
9.1
In the event that there is any substantial omission, inaccuracy or misrepresentation in the documents or data submitted by the Transferor, the Agreement may be terminated by the Transferee. The Transferor shall take the liabilities of breaching and indemnify the Transferee for the damages for the breach thereof.

9.2
The Parties mutually agree that, unless otherwise provided under this Agreement, if a Party is in material breach of this Agreement ("breaching Party"), then the other Party (“observant Party”) has the right to terminate this Agreement according to the Contract Law of People's Republic of China and applicable judicatory interpretations and claims damages arising from the breach.

9.3
If the Transferor makes explanations for any exceptional case for undertakings and warranties in Section 8.2.5, Section 8.2.7, the Transferor shall settle such cases within the time limit approved by the Transferee. If failed to do so, the Transferee is entitle to choose any of following measures:

9.3.1	terminate this Agreement and require the Transferor to pay the Transferee RMB5,000,000.00 Yuan as penalty.
9.3.2	deduct no less than RMB5,000,000.00 Yuan from payables of the Transferee.
9.4
The Parties confirm simultaneously that, if a Party is in breach of obligations with regard to the escrow terms and conditions (including but not limited to the escrow terms and conditions in this Agreement and any other agreement the parties agreed in connection with the escrow terms and conditions), the beaching party shall assume responsibility of breach in accordance with Supplementary Agreement for the Escrow Terms and Conditions for the First Installment.

9.5
The Parties confirm simultaneously that, unless otherwise provided in this Agreement, if a Party is in breach of their undertakings, warranties and facts stated in the Section 8 under the Agreement，the observant Party has the right to terminate this Agreement and claim damages arising from the breach.

9.6
After Completion of the Transfer, the Transferor shall take positive measures to solve all disputes or debts caused by the operation of the Target Company before the Date of Completion, or unforeseeable disputes before the Date of Delivery. The Transferor shall compensate for the direct or indirect damages rising thereof.

9.7
If the Transferor and Related Party of the Transferor refuses to fulfill their obligation under Section 8.4 of this Agreement, the Transferor are in breach of the Agreement and the Transferee has the right to exercise any of the following options:

9.7.1	to delay the subsequent payments to the Transferor or.
A.	Lack of exclusive operating agreement and not be able to remedy before the second installment, the Transferor shall compensate RMB2,000,000.00 per agreement to the Transferee;
B.	Lack of certificate of qualification on gas operating and not be able to remedy before the second installment, the Transferor shall compensate RMB2,000,000.00 per certificate to the Transferee;
C.	Lack of certificate of fee collection permit and not be able to remedy before the second installment, the Transferor shall compensate RMB2,000,000.00 per certificate to the Transferee;
D.	Lack of other certificate which is necessary for the regular operating of gas company before the second installment, the Transferor shall compensate RMB500,000.00 per certificate to the Transferee.
9.7.2	to terminate this Agreement and claim damages rising thereof
9.7.3	For Chengde Dadi Gas Ltd., Co. and Baigou Dadi Gas Ltd., Co. Section 9.7 above shall not apply.

9.8
Unless this Agreement is otherwise provided, if the Transferor have performed all the provisions of this Agreement strictly; however the Transferee unilaterally terminates by violating this Agreement, the Transferee shall compensate the Transferor for their direct damages rising hereby.

9.9
Unless otherwise provided under this Agreement, each Party shall not terminate this Agreement without the consent of the other Party; otherwise the termination party shall pay the other Party RMB 5,000,000.00Yuan as penalty.

9.10
The Parties agree that, under any of a situation or situations under Section 10.2.3 to Section 10.2.9 of the Agreement, Transferee has the right to terminate this Agreement at its own discretion without taking any liability and has the right to request Transferor to pay it RMB 5,000,000.00Yuan as penalty.

9.11
If, according to this Agreement, the Transferee does not make the second installment payment to the Transferor after the expiration of the grace period of second installment payment, the Transferee shall assist the Transferor to transfer 42% equity of the Target Company which is held by the Transferee to the Transferor ( after this transfer, the Transferee will possess 28% of the Target Company’s shares.)

10.	Termination of this Agreement

The Parties mutually agree that unless otherwise provided in this Agreement, this Agreement shall be terminated only under following situations:

10.1	This Agreement shall be terminated upon the consent of the Parties;
10.2	Transferee is entitle to terminate this Agreement at its own discretion under any of the following situations:
10.2.1	Transferee is unable to complete the transaction due to relevant policies and rules of the State;
10.2.2	Necessary governmental approvals are unable to obtain for this transaction (if necessary)；
10.2.3	Transferee discovers that there are material defects of the Transferred Equity or Transferor and/or Non-Transferor Shareholders are unable to transfer the Targets of this transaction;
10.2.4
Transferee discovers that there is any conceal, omission or fraud in the documents or data submitted by Transferor in connection with the Target Company and Subsidiary Companies wholly-owned, controlled of Target Company listed in Annex II;

10.2.5
Transferee discovers that before the completion of the Transfer there are martial barriers for the Target Company and Subsidiary Companies wholly-owned, controlled of Target Company listed in Annex II which will result in disability for conducting their business in further 3 years;

10.2.6
Transferee discovers that Transferor fails to ensure the Work Group and the staff of Transferee to smoothly work together with relevant staff from the Target Company and Subsidiary Companies wholly-owned, controlled of Target Company listed in Annex II, which result in Transferee is unable to complete its prospective work requirements for continuous 5 days;

10.2.7
Transferee discovers that Transferor consults or negotiates relevant issues in connection with the transfer of part and/or all Transferred Equity or signs relevant written documents with any third party other than Transferee;

10.2.8
Non-Transferor Shareholders fail to comply with the instructions of Transferor in connection with the transaction of the Target Company and Subsidiary Companies wholly-owned, controlled of Target Company listed in Annex II (including but not limited to the percentage of the transfer, the price of the transfer etc.), which results in any obstacle for such proposed transaction of Transferee by Non-Transferor Shareholders；or

10.2.9	The Transferor fails to complete or satisfy one or more Transferee’s payment and/or payment release preconditions within the time limit provided in this Agreement.
10.3
Unless otherwise provided under this Agreement, in the case when the Transferee terminate this Agreement pursuant to the provisions of this Agreement, the Transferee is entitled not only to claim the liabilities of breach against the breaching party, but also to require the Transferor to fully return any payment paid to the Transferor from the Transferee.

10.4	Transferor is entitle to terminate this Agreement at its own discretion under any of the following situations:

10.4.1
On conditions that there is no freeze, distrain, pledge, mortgage, or other right limitations against the Transferred Equity, Transferor is unable to complete the transaction due to relevant policies and rules of the State;

10.4.2	Necessary governmental approvals are unable to obtain for this transaction (if necessary).

11.	Assignment of this Agreement

Both the Transferor and the Related Party of Transferor jointly and severally agrees that, before the second installment if Transferee may transfer its entire or partial rights and/or obligations to any third party designated by Transferee who is affiliated with Transferee with the consent of the Transferor and the Related Party of the Transferor for such transfer; after the second installment the Transferee may make such transfer without the consent of the Transferor and the Related Party of the Transferor,but the Transferee will notify. Both the Transferor and the Related Party of Transferor jointly and severally further agrees that, such third Transferee aforesaid may be person, legal entity or other economic organizations. Transferee has the right to designate one natural person, legal entity or other economic organization or two or more natural persons, legal entities or other economic organizations as such third Transferee its own discretion.

12.	Tax Issues
12.1
Unless otherwise provided under this Agreement, Transferee and Transferor shall bear relevant payable taxes and expenses in connection with the performance of this Agreement and this transaction respectively. If required by law, Transferee will withhold and remit tax when making payment (if any).

12.2
Before the completion of delivery, Transferor shall be in charge of the tax issues of the Target Company and its related companies listed in Annex I. After completion, in case of economic damages and losses arising hereof, Transferee has the right to claim for such damages and losses against Transferor.

13.
The Related Party of the Transferor undertakes that all the liabilities which shall be performed by the Transferor set forth in this Agreement shall be applicable to the Related Party of the Transferor as well. Further more, the Related Party of the Transferor will take joint guarantee liability for the liabilities which shall be performed by the Transferor set forth in this Agreement.

14.	Force Majeure

Neither Party shall be prevented from failure of performance of any of its obligations under this Agreement due to an event of Force Majeure outside the reasonable control of that Party. The Party affected by such event of force majeure shall notify the other Party immediately in convenient way, and shall no later than 15 days after the commencement of such event submit the documentary evidence notarized by local notary organ to the other Party. The Parties shall negotiate the way of dealing with the aftermath such event in time. Any delay in the performance of any of the duties or obligations of either party shall not be considered a breach of this Agreement, and the time required for performance shall be extended for a period equal to the period of such delay, if such delay has been caused by or is the result of acts of God; acts of public enemy; insurrections; riots; injunctions; embargoes; labor disputes, including strikes, lockouts, job actions, or boycotts; fires; explosions; earthquakes; floods; shortages of energy; governmental prohibition or restriction; or other unforeseeable causes beyond the reasonable control and without the fault or negligence of the party so affected.  The party so affected shall immediately notify the other party of such inability and of the period for which such inability is expected to continue.  The party giving such notice of a force majeure event, shall be excused from the performance, or the punctual performance, of such obligations, as the case may be, from the date of such notice, up to a maximum of nine (9) calendar months, after which time the party who is not able to perform, may terminate this Agreement.  To the extent possible, each party shall use reasonable efforts to minimize the duration of any force majeure.

15.	Confidentiality
Either Party of this Agreement shall not disclose any information related to this Agreement to any person、entity or company during the term of the Agreement or five years after the expiration of the Agreement, no matter the person、entity or company has a competitive relationship with the other Party or not, except following circumstances:
(1) Such disclosure is made in accordance with the governing laws or requested by the competent government, justice authority;

(2) The information has been publicized and such publicizing is not a result of any breach or violation of a contract, agreement or other binding documents;
(3) The Party of such disclosure has already obtained such Information without any confidentiality limitation from other parties when it receives the Information from the other Party；
(4) Disclose to the employees, directors, management, consult, CPA, agent and representative of any party, or its affiliates and the employees, directors, management, consultant, accounts, agent and representative of such affiliates.

In case any Party is in breach of the provision of the confidentiality and causes the other Party suffering from economic damages and losses, the breaching Party shall assume relevant liabilities of such breach to the other Party. But the information disclosed pursuant to the applicable law or compulsory requirements of the court or any other authorities will not be applied.

16.	Notices
16.1
Any and all notices shall be delivered in writing, including by facsimile、letter、courier service delivered letter, and notices shall be deemed to have been delivered at the 7th days after the written notice delivered. The notifying date of unwritten notice (telephone or email, etc) shall be the date of written confirmation of the receiver.

16.2
Either Party may change its particulars for receipt of notices by notice given to the other Party within 3 days after such change. If the Party fails to notice the other party its changes on its particulars for receipt of notices, it shall take all legal liability for all results rising hereof.

If to the Transferor, notices shall be delivered as follows:

Addressee :                              Position :
Address :                                     Post Code :
Facsimile :                                    Email :

If to the Transferee, notices shall be delivered as follows:
Addressee :                              Position :
Address :                                     Post Code :
Facsimile :                                    Email :

If to the Related Party of the Transferor, notices shall be delivered as follows:
Addressee :                              Position :
Address :                                     Post Code :
Facsimile :                                    Email :

16.3	All notices and relevant expenses under this Agreement shall be processed by either Party respectively in accordance with laws and regulations at their own cost.

17.	Governing Law

The formation、validity、interpretation and/or performance of this Agreement shall be governed by PRC LAWS.

18.	Settlement of Dispute

Any disputes arising from or in connection with this Agreement shall be settled through friendly negotiation among the Parties. If the dispute cannot be resolved by negotiation, then any Party may submit the dispute to China International Economic and Trade Arbitration Committee located in Beijing for arbitration according to and regulations in effect at the time of applying for arbitration. The arbitration award shall be final and binding on all parties.

19.	Severability

Any provision of the Agreement shall be deemed as severable. If any provision of the Agreement is invalid, it shall not affect the validity of the rest of the provisions of this Agreement.

20.	Non-waiver

Either Party's failure to insist the other Party on the performance of any provision of the Agreement at any time shall not be deemed to waive such provision or waive the right to request the other Party on execution of such provision in future.

21.	Transcript

The formal text of the Agreement shall be written in CHINESE. Any provision of such Agreement shall be interpreted under the usual meaning of the words in the Chinese version.

22.	Title and Subtitles

All tile and subtitles of the Agreement are in the convenience of the reference only and shall not limit or affect any provision provided in the Agreement.

23.	Entire agreement
23.1
Entire Agreement of this transaction include this Agreement, General Framework Agreement for Corporation, Exclusive Option Agreement and Supplementary Agreement for the Escrow Terms and Conditions for the First Installment, as well as all ancillary agreements to each related to the subject of this Agreement and supersedes any and all previous written or oral agreements and/or memorandums concluded by any consultation relating to the subject of this agreement. Unless this agreement is otherwise provided expressly, any other condition, definition, guarantee or statement related to the subject of this agreement shall not be binding on the Parties.

23.2
Any correction、amendment、replacing or modification of this Agreement shall be made in writing and shall be ascertained that it is relevant to the Agreement and shall be signed by the representatives or designated person(s) of the Parties of the Agreement.

23.3
Both the Transferor and the Transferee mutually agree that in the convenience of processing the procedure of the alteration registration related to the equity transfer hereof with the local industry and commercial bureau, both parties may enter into a simpler equity transfer agreement. The content of such simple equity transfer agreement shall not be controversial with this Agreement hereof. In case of any controversy, this Agreement shall prevail.

24.	This Agreement shall become into effective upon the execution of the Parties and the approval from the government.

25.	This Agreement is executed in [6] counterparts. Each Transferor holds [2], the Transferee holds [2] and the Related Party of the Transferor holds [2].

Annexes：

Annex I List of Target Company and its Related Companies

Annex II The Shareholding Structure to be Achieved Prior the First Installment Payment Release

Annex III The Shareholding Structure to be Achieved Prior to the Second Installment Payment

Annex IV   The production and operation information of Target Company and its Related Companies

Annex V  Assets Confirmation List

Annex VI   Obligations Transfer List

Annex VII List of Projects Planned of Target Company and its Related Companies

Annex VIII Financial Statements of Target Company and its Related Companies

Notwithstanding anything to the contrary contained above, the Annexes hereto shall be required to be delivered as set forth in the chart below:

Annexes	时间Delivery Date

1	Delivered

2	Delivered

3	Delivered

4	Within 7 days after execution of this Agreement

5	Within 7 days after execution of this Agreement

6	Within 7 days after execution of this Agreement

7	Delivered

8	Within 7 days after execution of this Agreement

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Signature Page

Transferor:
  Beijing Fengyin Xianghe Scientific Technology Co., Ltd.

Authorized Representative:

Transferee:
China New Energy Investment Co.,Ltd

Authorized Representative:

Related Party of theTransferor:
Tang Zhixiang (Singature)：

Date:

Annex I List of Target Company and its Related Companies

1、Target Company: Zhuolu Dadi Gas Co. Ltd.

2、Related companies of Target Company include:
(1) Xian County Dadi Gas Ltd., Co..
(2) Tianjin Dadi Gas Technology Development Ltd., Co.
(3) Dadi Xingying Gas Ltd., Co.
(4) Shijiazhuang Dadi Gas Ltd., Co. ;
(5) Chengde Dadi Gas Ltd., Co. ; and
(6) Baigou Dadi Gas Ltd., Co. .
(7) Beijing Xiadu Dadi Gas Ltd., Co..

Annex II The Shareholding Structure to be Achieved Prior the First Installment Payment Release

1、The Transferee holds 70% equity of the Target Company, the Transferor holds 30% equity of the Target Company.

2、The wholly-owned subsidiary companies of the Target Company include:
(1) Beijing Xiadu Dadi Gas Ltd., Co.;
(2) Xian County Dadi Gas Ltd., Co.; and
(3) Zhuolu Dadi municipal engineering Construction technology service Ltd. Co..

3、	Name of Subsidiary Companies controlled by the Target Company and the equity proportion held by the Target Company include:
(1) Tianjin Dadi Gas Technology Development Ltd., Co. (70%)
(2) Dadi Xingying Gas Ltd., Co. (80%)
(3) Shijiazhuang Dadi Gas Ltd., Co. (80%);
(4) Chengde Dadi Gas Ltd., Co. (60%); and
(5) Baigou Dadi Gas Ltd., Co. (80%).

Annex III The Shareholding Structure to be Achieved Prior to the Second Installment Payment

1、 The Transferee holds 70% equity of the Target Company, the Transferor holds 30% equity of the Target Company.

2、 The wholly-owned subsidiary companies of the Target Company include:
(1) Beijing Xiadu Dadi Gas Ltd., Co.;
(2) Xian County Dadi Gas Ltd., Co.; and
(3) Zhuolu Dadi municipal engineering Construction technology service  Ltd. Co..
3、	Name of Subsidiary Companies controlled by the Target Company and the equity proportion held by the Target Company include:
(1) Tianjin Dadi Gas Technology Development Ltd., Co. (70%)
(2) Dadi Xingying Gas Ltd., Co. (80%)
(3) Shijiazhuang Dadi Gas Ltd., Co. (80%);
(4) Chengde Dadi Gas Ltd., Co. (70%); and
(5) Baigou Dadi Gas Ltd., Co. (80%).

Annex IV The production and operation information of Target Company and its Related Companies

Part one Basic Information of Target Company

Business License

Business License No.:
Registration No.:
Issuing Date:

Address:

Type of Enterprise

Registered Capital

Business Scope:

Business Term:

Board of Directors:

Name	Designated by	Position

Board of Supervisors
Name	Designated by

Part 2 Certificates and Licenses of Operations

Annex V Assets Confirmation List

Annex VI Obligations transfer list

Annex VII List of Projects Planned of Target Company and its Related Companies

1.	Qing County, located at Hebei Province

2.	Yangyuan County, located at Zhangjiakou City, Hebei Province

3.	Wuqiang County, located at the hinterland of Hebei Province

4.	Fucheng County, located at Northeast Hengshui City, Hebei Province

5.	Wuyi County, located at Northeast Hengshui City, Hebei Province

6.	Lingshou County, located at Central and Western Hebei Province

7.	Guyuan County, located at Northwest Hebei Province

8.	Huailai County, located at Hebei Province

9.	Dongguang County, located at southern Cangzhou City, Hebei Province

10.	Xianxian is the franchise territories for gas operation controlled by our company.

Annex VIII Financial Statements of Target Company and its Related Companies